SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2004

SIERRA BANCORP

(Exact name of registrant as specified in its charter)

California	000-33063	33-0937517
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employee Identification No.)

86 North Main Street, Porterville, CA 93257

(Address of principal executive offices)

(Zip code)

(559) 782-4900

(Registrant’s telephone number including area code)

(Former name or former address, if changed since last report) Not applicable

Item 2.	Acquisition or Disposition of Assets.

(a) Starting on April 20, 2004 and continuing through the end of the month, Sierra Bancorp (the “Company”) is executing an income-enhancement strategy whereby it is investing in certain mortgage-backed securities that are guaranteed by agencies of the Federal Government. The securities are being purchased from Sandler O’Neill & Partners and James Baker & Associates, companies that are not affiliated with Sierra Bancorp, and the purchase is being funded primarily with fixed rate borrowings from the Federal Home Loan Bank that are collateralized by the same securities. The immediate impact of this purchase is that the Company’s total assets will increase by approximately $80 million. However, based on the expected average life of the investments, management expects the return of the majority of invested principal within five years and thus effectively views this as a five-year strategy. The initial net interest margin projected for this specific transaction is about 190 basis points, which should add approximately $100,000 to current monthly net income and have an immediate positive impact on return on equity. The Company’s overall net interest margin (total net interest income divided by average total earning assets) is expected to decline by 40 to 50 basis points relative to what it otherwise would have been, however, since 190 basis points on incremental earning assets is significantly lower than the net interest margin the Company has earned on its pre-existing earning assets in recent periods.

While projected cash flows on the asset and liability sides of the transaction have been matched as closely as possible, the possibility that principal on the mortgage-backed securities prepays either slower or faster than expected creates a certain level of interest rate risk. If, for example, prepayments slow substantially relative to projections, earning assets purchased pursuant to the strategy would exceed underlying funding. The initial net interest margin could decline or even become negative in certain circumstances, assuming that matured funding is replaced with overnight borrowings at higher rates. Likewise, if prepayments are substantially faster than projected, the Company could be required to replace the collateral for its funding with lower-yielding bonds while funding rates would stay the same.

The strategy’s net interest margin will also decline in the natural course of business as shorter-term relatively low-cost funding matures, however the margin is projected to remain above 100 basis points for the expected five-year life. While no assurance can be given that this will be the case, management has evaluated potential risks and rewards and concluded that it is in the best interest of the Company to implement this strategy.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA BANCORP

Dated:	April 26, 2004	By:	/s/ Kenneth R. Taylor

Kenneth R. Taylor Senior Vice President & Chief Financial Officer

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